KOSTIN, RUFFKESS & COMPANY, LLC	Farmington - New London	POND VIEW CORPORATE CENTER 78 Batterson Park Road Farmington, CT 06032
Business Advisors and Certified Public Accountants
Main Line: (860) 678-6000 Toll Free: (800) 286-KRCO Fax: (860) 678-6110 Web: www.kostin.com

April 5, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549

RE: First Hartford Corporation

We have read the statements that we understand First Hartford Corporation will include under Item 4.01 of the Form 8K it will file regarding its change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

Kostin, Ruffkess & Company, LLC